UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2014

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02 Termination of a Material Definitive Agreement

On December 22, 2014, POZEN Inc., a Delaware corporation (“POZEN”), entered into a mutual termination letter (the “Termination Letter”) with Cilag GmbH International (“Cilag”), a division of Johnson & Johnson, terminating that certain License Agreement (the “Agreement”) dated as of  March 21, 2011, for the exclusive development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru.  MT 400 is POZEN’s proprietary combination of sumatriptan and naproxen sodium, a multiple mechanism triptan therapy for the treatment of acute migraine.

Although there is no dispute between the parties regarding the Agreement, the parties have mutually agreed to terminate the Agreement.  As a result, the Agreement will terminate, in accordance with the terms of the Termination Letter, on January 21, 2015, thirty (30) days after signature of the Termination Letter by both parties.  Under the terms of the Termination Letter, at POZEN’s request, which can be made at any time within two years from the effective date of the Termination Letter, the parties will negotiate in good faith commercially reasonable terms of a supply agreement whereby Cilag would supply POZEN, or its licensees, with MT400 for a period equal to the shorter of (i) two (2) years, or (ii) POZEN’s establishment of an alternative supplier.  The Termination Letter provides a mutual release by the parties from any claims arising out of or relating to the Agreement.  POZEN will recognize approximately $257,300 in licensing revenue in the fourth quarter of fiscal year 2014 as a result of this termination.

The foregoing is a summary description of the terms of the Termination Letter and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Termination Letter, which POZEN intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2014, with confidential terms redacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  December 29, 2014